Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of Protection One, Inc. (“Protection One”) and Integrated Alarm Services Group, Inc. (“IASG”). The pro forma financial information was prepared using the historical consolidated financial statements of Protection One and IASG.

The unaudited pro forma condensed combined balance sheet as of December 31, 2006 combines the consolidated condensed balance sheets of Protection One and IASG as of December 31, 2006 and gives effect to the merger as if it occurred on December 31, 2006. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2006 combines the statement of operations of Protection One and IASG for the year ended December 31, 2006 and gives effect to the merger as if it occurred on January 1, 2006.

Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, Protection One is treated as the acquirer of IASG for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by Protection One to the fair value of the IASG assets acquired and liabilities assumed. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting, which are expected to change upon finalization of appraisals and other valuation studies that Protection One will arrange to obtain. The final allocation will be based on the actual assets and liabilities that exist as of the date of the merger with IASG. Any additional purchase price allocation to property, plant and equipment or finite lived intangible assets would result in additional depreciation and amortization expense, which may be significant. The final allocation of the purchase price paid by Protection One may differ significantly from that reflected in these pro forma financial statements. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

Protection One stockholders should read the pro forma financial information in conjunction with Protection One’s and IASG’s audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Protection One’s and IASG’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2006.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2006

In thousands	Protection One, Inc	IASG	Pro Forma Adjustments		Pro Forma Combined
			(see Note 2(a))
Assets:
Cash and cash equivalents	$24,600	$13,664	$(19,044	)(3)(6)	$19,220
Current portion of notes receivable	—	4,154	—		4,154
Accounts receivable, net	29,018	5,673	—		34,691
Inventories	4,553	1,378	—		5,931
Prepaid expenses	3,316	1,533	—		4,849
Other current assets	3,160	159	—		3,319
Total current assets	64,647	26,561	(19,044)		72,164
Restricted cash	1,900	1,063	—		2,963
Property and equipment, net	22,430	8,094	—		30,524
Notes receivable, net of current portion	—	6,333	—		6,333
Goodwill	12,160	26,233	(11,858)		26,535
Other identifiable intangibles, net	25,812	2,154	5,846	(4)	33,812
Customer accounts, net	200,371	70,003	64,997	(4)	335,371
Dealer relationships, net	—	28,475	18,525	(4)	47,000
Deferred customer acquisition costs	105,954	8,314	(8,314	)(7)	105,954
Assets of business transferred	—	7,687	—		7,687
Other	10,679	3,799	(2,380	)(5)	12,098
Total assets	$443,953	$188,716	$47,772		$680,441

Liabilities:
Accounts payable	$3,561	$1,190	$—		$4,751
Accrued interest	5,452	2,078	—		7,530
Long term debt and capital leases, current portion	3,861	321	—		4,182
Deferred revenue	37,014	7,599	(1,200	)(7)	43,413
Other	19,749	7,848	1,300	(8)	28,897
Total current liabilities	69,637	19,036	100		88,773
Long-term debt and capital leases, net of current portion	391,991	125,515	1,152	(6)	518,658
Deferred customer acquisition revenue	60,781	5,312	(5,312	)(7)	60,781
Deferred tax liability	251	426	130	(9)	807
Liabilities of business transferred	—	1,043	—		1,043
Other long-term liabilities	1,236	799	—		2,035
Total liabilities	523,896	152,131	(3,930)		672,097

Stockholders’ Equity (Deficiency in assets):
Common stock	182	25	46	(10)	253
Treasury stock	—	(1,000)	1,000	(10)	—
Additional paid in capital	89,545	207,548	(119,332	)(10)	177,761
Accumulated deficit	(169,352)	(169,988)	169,988	(10)	(169,352)
Accumulated other comprehensive loss	(318)	—	—		(318)
Total stockholders’ equity (deficiency in assets)	(79,943)	36,585	51,702		8,344
Total liabilities and stockholders’ equity (deficiency in assets)	$443,953	$188,716	$47,772		$680,441

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 2 for an explanation of the unaudited pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006

In thousands, except per share amounts	Protection One, Inc.	IASG	Pro Forma Adjustments		Pro Forma Combined
			(see Note 2(b))
Revenue:
Monitoring and related services	$247,370	$88,404	$—		$335,774
Installation and other	23,182	5,960	(1,214	)(1)	27,928
Total Revenue	270,552	94,364	(1,214)		363,702
Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	71,823	33,088			104,911
Installation and other	29,564	5,077	(1,995	)(1)	32,646
Total cost of revenues (exclusive of amortization and depreciation shown below):	101,387	38,165	(1,995)		137,557

Operating expenses:
Selling	41,003	5,298	—		46,301
General and administrative	62,913	29,851	1,200	(3)	93,964
Corporate consolidation costs	20	—	—		20
Recapitalization costs	4,452	—	—		4,452
Loss on business transferred	—	1,013	—		1,013
Impairment of goodwill	—	65,000	(65,000	)(4)	—
Amortization and depreciation	41,667	27,166	(486	)(1)	68,347
Total operating expenses	150,055	128,328	(64,286)		214,097
Income (loss) from operations	19,110	(72,129)	65,067		12,048
Other expense (income):
Interest expense	37,412	17,217	(3,564	)(2)	51,065
Interest income	(1,512)	(4,418)	—		(5,930)
Other	(52)	—	—		(52)
Total other expense (income)	35,848	12,799	(3,564)		45,083
Income (loss) before income taxes	(16,738)	(84,928)	68,631		(33,035)
Income tax benefit (expense)	(667)	1,013	(863	)(5)	(517)
Net income (loss)	$(17,405)	$(83,915)	$67,768		$(33,552)

Basic and diluted earnings per common share (Note 3):
Net loss per share	$(0.95)	$(3.44)			$(1.33)
Weighted average common shares outstanding	18,233	24,369	(17,302)		25,300

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 2 for an explanation of the unaudited pro forma adjustments.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2006 gives effect to the merger as if it occurred on December 31, 2006. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2006 gives effect to the merger as if it occurred on January 1, 2006.

The unaudited pro forma condensed combined financial statements which are referred to as pro forma financial statements are based on the historical financial statements of Protection One, Inc. and IASG and give effect to the merger between Protection One, Inc. and IASG under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid to the assets acquired and liabilities assumed from IASG based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. The pro forma financial statements do not give effect to any potential cost savings or operating synergies that Protection One, Inc. and IASG expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies, including potential costs relating to severance payments in connection with the merger which are estimated to be approximately $4.5 million.

Note 2—Unaudited Pro Forma Adjustments

The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of Protection One at the time the pro forma financial statements were prepared. The final allocation will be based on the actual assets and liabilities that exist as of the date of the merger and fair values will be determined based on appropriate valuation methodologies. The final allocation of the purchase price paid by Protection One may differ significantly from that reflected in these pro forma financial statements. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

For each share of IASG common stock outstanding, IASG stockholders received 0.29 shares of Protection One common stock (together with cash in lieu of fractional shares). Additionally, Protection One issued replacement stock options to IASG option holders. The fair value of the options issued to IASG option holders, net of the fair value of unvested options, represents additional purchase consideration. The merger agreement provides that, at the effective time of the merger, IASG stock options will be converted into stock options to purchase shares of Protection One, Inc./IASG common stock exercisable for that number of shares of Protection One, Inc./IASG common stock equal to the number of shares of IASG common stock previously subject to the corresponding IASG stock option multiplied by 0.29, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share under the IASG stock option before the completion of the merger divided by 0.29, rounded up to the nearest whole cent.

(a) Unaudited Pro Forma Condensed Combined Balance Sheet

Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, Protection One is treated as the acquirer of IASG for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by Protection One to the fair value of the IASG assets acquired and liabilities assumed. The pro forma purchase price which would have been paid to IASG stockholders under the computation specified in the merger agreement is based on the number of shares of IASG common stock and stock options outstanding as of December 31, 2006, the date of the balance sheet under which the merger is being presented.

Based on an analysis of the types of fixed assets being acquired, the depreciable lives of the assets used by IASG and the current condition of the assets, management’s preliminary estimate of fair value for fixed assets acquired approximates IASG’s book value of $8.1 million at December 31, 2006. These assets primarily consist of computer equipment, software, vehicles and leasehold improvements. Depreciation expense on these fixed assets of the combined company will be determined based on the fair value of the respective assets existing at the time of the merger and an estimate of the remaining useful life of the respective asset. Management believes the depreciation of the fixed assets’ adjusted basis using the shorter remaining lives of the assets will result in an insignificant change in the historical depreciation reported by IASG. Therefore, no adjustments have been made in the pro forma Statement of Operations to the IASG historical depreciation expense of $2.7 million for the year ended December 31, 2006.

Similarly, no pro forma adjustments have been made to the carrying value of notes receivable held by IASG which at December 31, 2006 was $10.5 million, net of a $0.3 million reserve and $1.5 million in purchase discounts relating to loans acquired in acquisitions made by IASG in 2005 and in 2004. IASG makes loans to dealers in the security industry, typically collateralized with customer accounts. Management performed preliminary analyses on the loan portfolio, including evaluating the weighted average interest rate, nonperforming loans, the underlying collateral of the loans, and the general credit worthiness of the dealers. Management’s conclusion based on their preliminary analyses is that the IASG carrying value appears to approximate fair value.

Amortization of the purchase discount of $0.9 million is included in IASG’s interest income for the year ended December 31, 2006. No adjustments have been made in the unaudited pro forma condensed combined statement of operations relating to these discounts. Protection One will undertake a more extensive review and analysis of each individual loan outstanding at the time of the merger in determining fair value of the loan portfolio. Any adjustments to the carrying value of IASG’s loans receivable at that time will change the residual amount allocated to goodwill and would impact the amount of interest income accrued on these loans in the future.

The allocation of purchase price to acquired assets and assumed liabilities is preliminary and subject to the final outcome of independent analyses yet to be completed. The actual amounts recorded may differ materially from the pro forma amounts presented herein. The residual amount of the purchase price has been allocated to goodwill as shown below (in thousands, except per share amounts):

Aggregate purchase price of IASG common stock (1)	$85,687
Non-cash purchase price - fair value of stock options (2)	2,900
Transaction costs to be paid by Protection One (3)	6,500
Less estimated registration costs (8)	(300)
Aggregate consideration	94,787

Less:Book value of the IASG net assets acquired and liabilities assumed as of December 31, 2006 (excludes goodwill)	(10,352)
Increase to net intangible assets (4)	(89,368)

Plus:Decrease to IASG’s net capitalized debt costs (5)	3,630
Increase in long term debt (6)	1,152
Decrease to cash for partial redemption of IASG notes (3)(6)	11,294
Decrease to deferred customer acquisition costs, net of deferred customer acquisition revenue (7)	1,802
Increase to other liabilities (8)	1,300
Increase to deferred tax liability (9)	130
Residual amount of purchase price allocated to goodwill	$14,375

Net goodwill adjustment for pro forma balance sheet:
Elimination of IASG goodwill at 12/31/06	$(26,233)
Purchase price allocated to goodwill	14,375
Net adjustment to goodwill	$(11,858)

(1)                                  The aggregate purchase price of IASG common stock is calculated as follows (in thousands, except ratios and per share amounts):

Exchange ratio	0.29
Average closing price per share of Protection One common stock for the two trading days immediately prior and subsequent to December 20, 2006, the announcement date of the IASG merger agreement.	$12.125
Total purchase price per share	$3.52
IASG shares outstanding (December 31, 2006)	24,369
Total purchase price excluding fair value of stock options	$85,687

(2)                                  The merger agreement provides that, at the effective time of the merger, IASG stock options will be converted into stock options to purchase shares of Protection One, Inc./IASG common stock exercisable for that number of shares of Protection One, Inc./IASG common stock equal to the number of shares of IASG common stock previously subject to the corresponding IASG stock option multiplied by 0.29, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share under the IASG stock option before the completion of the merger divided by 0.29, rounded up to the nearest whole cent.

The fair value of the options issued to IASG option holders, net of the fair value of unvested options, represents additional purchase consideration. Substantially all options outstanding to IASG option holders have either already vested or will accelerate vesting at the time of the merger, due to provisions of the underlying stock option agreements, upon change of control. For purposes of the pro forma financial statements, it is assumed that the change in control provisions resulted in all options being fully vested as of the balance sheet date, December 31, 2006. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the Black-Scholes option pricing model and following assumptions (in thousands, except per share amounts, ratios and percentages):

Expected term (years)	3.12
Risk free interest rate	4.58%
Dividend yield	0.0%
Expected volatility	78.45%
Weighted average fair value	$4.07
Number of shares underlying options (i)	713.2
Aggregate fair value allocated to purchase price	$2,900

Protection One’s historical data, among other factors, were used to estimate the expected price volatility and the expected option life. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option.

(i)            Number of shares underlying options was computed using the exchange ratio of 0.29:1 share based on IASG’s options outstanding at December 31, 2006.

In accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payment, an additional fair value measurement of both the IASG options and the Protection One options which replaced the IASG options was made as of the closing date of the merger. The preliminary results indicate the fair value of the Protection One options exceed the fair value of the IASG options by approximately $1.2 million and such excess is reflected as compensation expense in the pro forma Statement of Operations.

(3)                                  Represents the estimated transaction costs related to the merger to be paid by Protection One (which primarily includes investment banker fees, consulting fees, and professional fees) totaling $6.5 million and, for purposes of the reduction of cash in the pro forma balance sheet, $11.294 million for the estimated redemption of old IASG notes not exchanged at closing (see item (6) below) and $1.250 million of anticipated debt issue costs (see item (5) below). Approximately $1.9 million of the merger cost is due to Quadrangle, the owner of approximately 97.1% of Protection One common stock prior to the merger. Protection One and two Quadrangle related entities entered into letter agreements dated April 18, 2005 whereby Protection One agrees to pay the Quadrangle entities for consultations with respect to acquisitions an amount not to exceed 1% of the aggregate value of the transaction.

(4)                                  Represents the adjustments to record intangible assets at estimated fair value, net of the elimination of historical IASG amounts, as of December 31, 2006 as shown in the table below (amounts in thousands):

	Historical IASG	Allocation Adjustment	Adjusted IASG
Customer accounts	$132,159	$2,841	$135,000
Accumulated amortization	(62,156)	62,156	—
Customer accounts, net	70,003	64,997	135,000

Dealer relationships	58,529	(11,529)	47,000
Accumulated amortization	(30,054)	30,054	—
Dealer relationships, net	28,475	18,525	47,000

Other identified intangibles (a)	3,840	4,160	8,000
Accumulated amortization	(1,686)	1,686	—
Other identified intangibles, net	2,154	5,846	8,000

Total intangibles, net	$100,632	$89,368	$190,000

(a)                                  Other identified intangibles include adjusted values based on estimated fair values for trade names of $2,900, affinity relationships of $1,600 and non-compete agreements of $3,500. The estimate of fair value of trade names was calculated using the relief-from-royalty method comparable to the methodology used in valuations obtained by Protection One relating to its trade names. The estimated fair value for affinity relationships and non-compete agreements was determined after giving consideration to valuations previously obtained by IASG.

In the security industry, transactions involving the sale of customer accounts are frequently valued as a multiple of recurring monthly revenue (RMR). Customer accounts represent the value of RMR associated with retail (both residential and commercial) customers. Dealer relationships reflect the value of the RMR associated with the wholesale business whereby the wholesale company monitors accounts owned by independent dealers. The fair value of IASG’s customer accounts is estimated at a multiple of 30 times residential RMR and 35 times commercial RMR. The fair value of IASG’s dealer relationships is estimated at a multiple of 18 times wholesale RMR. These estimates are thought to be reasonable based on a review of available data on other transactions involving the sale of retail and wholesale RMR in the security industry.

The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting which may change upon the completion of valuation studies. At December 31, 2006, IASG had approximately $4.4 million of retail RMR (comprised of approximately $1.0 million of commercial RMR and $3.4 of residential RMR) and $2.6 million of wholesale RMR. A one times increase in the multiples used to value these intangibles would result in an increase of $4.4 million to customer accounts and a $2.6 million increase to dealer relationships. Conversely, a one times decrease in the multiples used would result in a $4.4 million decrease to customer accounts and a $2.6 million decrease to dealer relationships. The offset to changes to these valuations would generally be to the residual purchase price allocated to goodwill and would also result in changes to the amortization of the respective assets.

(5)                                  Represents the reversal of $3.630 million of historical unamortized capitalized debt costs at December 31, 2006 related to the IASG outstanding notes. Such notes are to be redeemed or exchanged for newly issued notes from a subsidiary company of Protection One at closing. For purposes of the pro forma balance sheet, the amount is shown net of an estimated $1.25 million of additional capitalized debt costs related to the estimated issuance costs of the new notes.

(6)                                  The IASG 12% senior secured notes were either exchanged for new notes from a subsidiary company of Protection One or redeemed by IASG at the time of closing. The new Protection One notes have substantially similar terms to the existing IASG notes but have less restrictive operating covenants and are secured with a second lien on the assets of Protection One and its subsidiary companies. The estimated fair value of the exchanged notes was determined based on an effective interest rate of 9.5% which was deemed to be reasonable based on Protection One’s review of materials provided from outside third parties regarding potential debt offering alternatives. The valuation was based on the expectation that the new notes will be retired at the earliest call date (November 15, 2008) at a call price at 106% of par value, in accordance with the expected terms of the notes. At the closing on April 2, 2007, $115.345 million face value of the IASG notes were exchanged for the new Protection One notes leaving $9.655 million face value of the old IASG notes to be redeemed May 2, 2007. The redemption price calculation included a make-whole adjustment resulting in a redemption price premium of $1.6 million. The table below reflects the pro forma adjustments to the December 31, 2006 balance of the notes (in thousands):

IASG outstanding 12% Notes at 12/31/06	$125,000
Notes to be redeemed	(9,655)
Premium on exchanged notes	10,807
Fair value of exchanged notes	$126,152
Notes to be redeemed	$9,655
Estimated redemption price	1.17
Reduction of cash for redemption of notes	$11,294

The premium on the $115.345 million face value of exchanged notes reflects preliminary estimates based on current market conditions and are subject to further refinement subsequent to the date of the merger. Based on an effective interest rate of 9.5%, the fair value of the notes is approximately $126.2 million. If the effective interest rate changes by 50 basis points, the valuation of the debt as of December 31, 2006 would change by approximately $1.0 million. Therefore, at an effective interest rate of 9.0%, the fair value of the assumed debt would be approximately $127.2 million and at an effective interest rate of 10.0%, the fair value of the debt would be approximately $125.2 million. See (b)(2) below for the impact to interest expense relating to the valuation of these notes.

(7)                                  Represents the elimination of IASG’s historical unamortized deferred customer acquisition costs totaling $8.314 million and deferred customer acquisition revenue totaling $6.512 million (including current and long term portions) as of December 31, 2006. These deferred assets and liabilities relate to costs incurred and up front revenue billed by IASG on the installation of security systems. These balances are eliminated because there is no future obligation related to the deferrals. The remaining IASG historical deferred liabilities represent a legal performance obligation to provide security monitoring services in the future.

(8)                                  The pro forma adjustment to other current liabilities includes (i) an estimate of $1.0 million for the cost to provide continuing director and officer insurance coverage pursuant to Protection One’s agreement to indemnify the directors and officers of IASG for events that occurred prior to the consummation of the merger and (ii) an estimated $0.3 million for the costs related to registering and issuing the Protection One common shares related to the merger. See item (10) below reflecting a reduction to paid-in capital of $0.3 million relating to these stock issuance costs.

(9)                                  Reflects an estimate of the increase in the deferred tax liability created from the increase to the book basis of dealer relationships (see item (4)) compared to the tax basis of dealer relationships determined at the respective estimated state income tax rates for the IASG subsidiary companies which file on a separate return basis. Protection One and IASG have federal income tax net operating losses and currently reserve fully their deferred tax assets because management believes the deferred tax assets are not likely realizable.

(10)                            Reflects (i) the elimination of IASG’s stockholders’ equity, (ii) Protection One’s common stock to be issued to the stockholders of IASG pursuant to the merger agreement (the valuation assumes Protection One’s common stock is valued at $12.125 per share, which is the average closing price of Protection One’s common stock for the two trading days immediately prior and subsequent to December 20, 2006, the announcement date of the IASG merger agreement) and (iii) the estimate of issuance costs of Protection One stock to be issued related to the merger. See the components of the pro forma adjustments in the table below (amounts in thousands):

	Elimination of IASG stockholders’ equity	Issuance of Protection One common stock and stock options	Protection One Issuance costs	Pro forma Adjustment
Common stock	$(25)	$71	$—	$46
Treasury stock	1,000	—	—	1,000
Additional paid in capital	(207,548)	88,516	(300)	(119,332)
Accumulated deficit	169,988	—	—	169,988
Total stockholders’ equity	$(36,585)	$88,587	$(300)	$51,702

(b)           Unaudited Pro Forma Condensed Combined Statement of Operations

(1)                                  Reflects elimination of the amortization of IASG assets and liabilities related to (i) previously deferred customer acquisition revenue, (ii) previously deferred customer acquisition expense and (iii) the historical basis of purchased customer accounts, dealer relationships and other identifiable intangibles. The reversal of amortization on customer accounts, dealer relationships and other identifiable intangibles is partially offset by the amortization of the newly allocated values of intangibles acquired as part of the purchase price allocation.

The adjustments for the year ended December 31, 2006 were as follows (amounts in thousands):

	Elimination of IASG historical amortization	Additional amortization adjustments	Net Pro forma Adjustment
Installation and other revenue	$(1,214)	$—	$(1,214)
Installation and other cost of revenue	$(1,995)	$—	$(1,995)
Amortization and depreciation	$(24,433)	$23,947	$(486)

Protection One expects to obtain third-party valuations for these intangible assets, thus the amounts and amortization rates used for the pro forma purposes are preliminary and subject to refinement.

The pro forma amortization rates for the identifiable intangible assets are as follows:

Intangible Asset:	Amortization Rate
Customer accounts	10-years, 135% declining balance
Dealer relationships	15-years, 150% declining balance
Trade names	Indefinite
Affinity relationships	6-years straight line (based on a valuation study previously obtained by IASG)
Non-compete agreements	Based on contractual life ranging from 1 to 8 years

The pro forma amortization rate utilized for customer accounts is that rate currently utilized by Protection One for its customer account base which was developed by Protection One after obtaining lifing studies of its existing customer account base. Upon completion of the merger, the IASG retail customer base is generally expected to be added to the existing Protection One branch infrastructure whereby the IASG customers will be managed and serviced by the Protection One branch office covering the respective customer territory. During the due diligence phase of the merger transaction, Protection One obtained a demographic study of the IASG retail customer pool based on the customer location and concluded that many of the relevant characteristics of the IASG customers were very similar to the existing Protection One customer, including household income, employment status and household type. The expected amortization rate of the IASG customer accounts, based on this preliminary review, is expected to approximate that of the Protection One customer base.

The pro forma amortization rate utilized for dealer relationships is generally the same as that currently utilized by IASG. The wholesale operation is expected to continue to operate separately from other divisions of the combined company and therefore the amortization rate is expected to be consistent with IASG’s historical amortization rate.

The amortization rates used for pro forma purposes are preliminary and subject to change upon Protection One obtaining lifing studies of the IASG customer accounts and dealer relationships which are expected to be obtained after the merger. A change to the amortization rate will result in a change in amortization expense which may be significant. The table below reflects the increase to the pro forma period amortization expense resulting from changes to the respective amortization rates (amounts in thousands):

	9-yr life; 135% DB	9-yr life; 150% DB	10-yr life; 200% DB
Customer accounts	$2,025	$4,275	$8,775

	10-yr life; 150% DB	10-yr life; 200% DB	15-yr life; 200% DB
Dealer relationships	$2,350	$4,700	$1,567

(2)                                  Represents adjustments to eliminate historical IASG amortization of capitalized debt costs in 2006, net of amortization of estimated capitalized debt costs relating to the new notes to be issued by a subsidiary of Protection One in exchange for the IASG notes. Interest expense is further reduced by amortization of the debt premium associated with the fair value allocation of the $115.345 million 12% senior notes exchanged for new notes— see discussion in (a) (6) above. Pro forma interest expense is further reduced to reflect the decrease in outstanding notes after redemption of $9.655 million of the notes at closing. The components of the pro forma interest adjustment is as follows (amounts in thousands):

	Elimination of historical amortization of debt costs	Amortization of new debt costs	Amortization of debt premium	Reduced interest from redeemed debt	Total Pro forma Adjustment
Interest expense	$(973)	$429	$(1,765)	$(1,255)	$(3,564)

If the effective interest rate used for valuing the IASG debt was 10.0% instead of 9.5% used for the above calculation, the decrease to interest expense from the amortization of debt premium for the year ended December 31, 2006 would be ($1,265). If the effective interest rate used was 9.0% the decrease to interest expense from the amortization of debt premium for the period would be ($2,276).

(3)                                  In accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payment, an additional fair value measurement of both the IASG options and the Protection One options which replaced the IASG options was made as of the closing date of the merger. The preliminary results indicate the fair value of the Protection One options exceed the fair value of the IASG options by approximately $1.2 million and such excess is reflected as compensation expense in the pro forma Statement of Operations.

(4)                                  Represents the reversal of an impairment charge to IASG’s historical goodwill in the third quarter of 2006.

(5)                                  Represents a reversal of the net tax benefit recorded by IASG as part of the impairment charge to goodwill reported by IASG in the third quarter of 2006.

Note 3—Unaudited Pro Forma Combined Earnings Per Common Share

Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share.” Pro forma combined basic and diluted earnings per Protection One common share is computed by dividing: (i) pro forma combined net earnings by (ii) the weighted average number of Protection One common shares outstanding during the period as if the merger had occurred on January 1, 2006. The basic and diluted average number of shares of IASG common stock outstanding has been adjusted to reflect the impact of the merger by applying the 0.29:1 exchange ratio to amounts historically reported by IASG. For the year ended December 31, 2006 the adjustments to the basic and diluted average number of shares outstanding for the combined company was calculated as follows:

	Outstanding Shares Reported	Adjustment		Outstanding Shares for Pro Forma
Protection One	18,233	—		18,233
IASG	24,369	(17,302	)(a)	7,067
Pro Forma Combined				25,300

(a)                                  Adjustment to reflect exchange ratio of 0.29 Protection One shares for each IASG share.

For the year ended December 31, 2006, the combined company had outstanding stock options that represented 0.8 million dilutive potential common shares. These securities are not included in the computation of diluted earnings per share since to do so would have been anti-dilutive.

The unaudited pro forma combined basic and diluted earnings per share of common stock do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.